Exhibit 99.2

NEWS RELEASE	For Further Information Contact:
Donald R. Head, Chairman
Capital Title Group, Inc.
(480) 624-4200
FOR IMMEDIATE RELEASE	Rudy R. Miller, Chairman
The Miller Group
Investor Relations for the Company
(602) 225-0505
ctgi@themillergroup.net

CAPITAL TITLE GROUP ANNOUNCES COMPLETION OF

$10.1 MILLION PRIVATE PLACEMENT OF ITS COMMON STOCK

AND WARRANTS TO PURCHASE ITS COMMON STOCK

SCOTTSDALE, ARIZONA, April 29, 2004 — Capital Title Group, Inc. (Nasdaq: CTGI) — a leading title agency, title insurance underwriter and provider of real estate-related services, announced today the completion of a private placement of 2,800,000 shares of its common stock to select qualified institutional and other investors at a price of $3.60 per share for aggregate gross proceeds of approximately $10.1 million. Capital Title also granted to the investors and placement agents warrants to acquire an aggregate 889,252 shares of its common stock at an exercise price of $4.00 per share, exercisable for a period of five years. Ryan Beck & Co. acted as lead placement agent and Sanders Morris Harris acted as co-placement agent on the transaction. Miller Capital Corporation acted as financial advisor to the company.

Capital Title intends to use the net proceeds from the private placement to finance a portion of the purchase price for the previously announced acquisition of Nationwide Appraisal Services Corporation, which acquisition is scheduled to close on or before April 30, 2004.

“We are very pleased to have completed this financing and believe it represents a vote of confidence by the investors in our strategy to diversify and grow our revenues through a bundling of settlement services. The closing of the Nationwide Appraisal Services transaction will represent a major step in completing our bundled service strategy,” stated Donald R. Head, chairman, president and chief executive officer of Capital Title.

The common stock and warrants to purchase common stock issued in the private placement have not been registered under the Securities Act of 1933, as amended. Accordingly, these securities may not be offered or sold in the United States, except pursuant to the effectiveness of a registration statement or an applicable exemption from the registration requirements of the Securities Act. Capital Title has agreed to file a registration statement covering resales of the

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Capital Title Group Announces Completion of $10.1 Million Private Placement of its

Common Stock and Warrants to Purchase its Common Stock

April 29, 2004

shares of common stock and common stock underlying the warrants by the private placement investors and placement agents. This press release shall not constitute an offer to sell or the solicitation of an offer to buy Capital Title common stock or warrants.

Headquartered in Scottsdale, Arizona, Capital Title Group, Inc. provides title insurance and other related services to residential and commercial customers in the real estate industry through its subsidiaries - Capital Title Agency, Nations Holding Group, New Century Title Company, United Title Company, First California Title Company, Land Title of Nevada and AdvantageWare – with 123 offices in Arizona, California and Nevada. The Company is also licensed to issue and underwrite title insurance policies in Arizona, California and Nevada through United Title Insurance Company, a subsidiary of Nations Holding Group. CTG Real Estate Information Services was formed in 2003 to launch the Company’s bundled real estate settlement services. The combined companies have in excess of 1,800 employees.

Visit our web sites:

www.capitaltitlegroup.com      www.newcenturytitle.com      www.capitaltitle.com

www.unitedtitle.com

www.firstcal.com      www.landtitlenv.com      www.awiware.com

Certain statements in this release may be “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995. These forward-looking statements may include projections of matters that affect revenue, operating expenses or net earnings; projections of capital expenditures; projections of growth; hiring plans; plans for future operations; financing needs or plans; plans relating to the company’s products and services; and assumptions relating to the foregoing.

Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking information.

Some of the important factors that could cause the company’s actual results to differ materially from those projected in forward-looking statements made by the company include, but are not limited to, the following: fluctuations in interest rates that can affect operating results, intense competition, past and future acquisitions, expanding operations into new markets, risk of business interruption, management of rapid growth, need for additional financing, changing customer demands, dependence on key personnel, sales and income tax uncertainty and increasing marketing, management, occupancy and other administrative costs.

These factors are discussed in greater detail in the company’s Annual Report on Form 10-K for the year ended December 31, 2003, as filed with the Securities and Exchange Commission.

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